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Exhibit 99.1

MEDIA CONTACTS AMC Entertainment Inc. (816) 480-2560 Melanie Bell, MBell@amctheatres.com

FOR IMMEDIATE RELEASE

AMC ENTERTAINMENT INC. ANNOUNCES THAT IT IS
CALLING FOR REDEMPTION ALL OF ITS OUTSTANDING
SENIOR FLOATING RATE NOTES DUE 2010 AND 9 7/8% SENIOR
SUBORDINATED NOTES DUE 2012

        Kansas City, Missouri (February 21, 2007)—AMC Entertainment Inc. ("AMC" or the "Company") announced today that it has called for redemption all of its outstanding Senior Floating Rate Notes due 2010 (CUSIP No. 001669AW0) (the "Notes due 2010") and 9 7/8% Senior Subordinated Notes due 2012 (CUSIP No. 001669AM2) (the "Notes due 2012"). Interest on the Notes due 2010 and the Notes due 2012 will cease to accrue on the redemption date, which for each is March 23, 2007. The cash redemption price for the Notes due 2010 is 103.000% of the outstanding principal amount thereof. AMC will pay accrued and unpaid interest of approximately $9.61 for each $1,000 principal amount of the Notes due 2010 redeemed, which represents accrued and unpaid interest up to, but not including, the redemption date. As of February 21, 2007, $205,000,000 aggregate principal amount of the Notes due 2010 were outstanding. The cash redemption price for the Notes due 2012 is 104.938% of the outstanding principal amount thereof. AMC will pay accrued and unpaid interest of approximately $14.26389 for each $1,000 principal amount of the Notes due 2012 redeemed, which represents accrued and unpaid interest up to, but not including, the redemption date. As of February 21, 2007, $175,000,000 aggregate principal amount of the Notes due 2012 were outstanding.

        The formal redemption notices required by the respective indentures pursuant to which the Notes due 2010 and the Notes due 2012 were issued have been sent to the trustee. The redemption of the Notes due 2010 and the Notes due 2012 and the payment of the respective redemption prices will be in accordance with the terms specified in the respective redemption notices and the redemption procedures of the trustee.

About AMC Entertainment Inc.

        AMC Entertainment Inc. is a worldwide leader in the theatrical exhibition industry. With a history of industry leadership and innovation dating back to the early 1900s, the Company today serves more than 240 million guests annually through interests in 382 theatres and 5,340 screens in 10 countries including the United States. The Company is headquartered in Kansas City, Missouri. Additional information is available online at www.amctheatres.com.

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  Exhibit 99.1